Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2013 Financial Results

LEAWOOD, KANSAS, USA - October 22, 2013 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2013 financial results.

Euronet reports the following consolidated results for the third quarter 2013 compared with the same period of 2012:

•	Revenues of $360.6 million, a 14% increase from $316.4 million (13% increase on a constant currency(1) basis).

•	Operating income of $55.3 million, a 129% increase from $24.2 million (135% increase on a constant currency basis).

•	Adjusted operating income(2) of $36.0 million, a 49% increase from $24.2 million (45% on a constant currency basis).

•	Adjusted EBITDA(3) of $53.8 million, a 26% increase from $42.6 million (24% increase on a constant currency basis).

•	Net income attributable to Euronet of $47.9 million or $0.92 diluted earnings per share, compared with net income of $14.6 million or $0.28 diluted earnings per share.

•	Adjusted cash earnings per share(4) of $0.56, a 33% increase from $0.42.

•	Transactions of 582 million, a 1% decrease from 589 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

“Our new quarterly record of $0.56 adjusted cash earnings per share, which is 33% growth over last year, is a reflection of our consistent high-quality earnings expansion,” stated Michael J. Brown, Chairman and Chief Executive Officer. “Again this quarter, all three segments contributed to this growth. EFT exceeded our expectations achieving a new seasonally high result, driven by value added products and better performing ATMs. Money Transfer results remained strong led by balanced growth from the U.S. and outside the U.S. together with continued network expansion. And, epay delivered another solid quarter generating growth from prepaid mobile products in the U.S. and sales of non-mobile content, particularly in Germany.”
Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2013 compared with the same period of 2012:

•	Revenues of $83.6 million, a 29% increase from $64.9 million (28% increase on a constant currency basis).

•	Operating income of $44.6 million, a 208% increase from $14.5 million (219% increase on a constant currency basis).

•	Adjusted operating income of $25.3 million, a 74% increase from $14.5 million (69% on a constant currency basis).

•	Adjusted EBITDA of $31.6 million, a 51% increase from $20.9 million (47% increase on a constant currency basis).

•	Transactions of 304 million for both periods.

•	Operated 17,795 ATMs as of September 30, 2013, a 2% increase from 17,370.

Revenue, adjusted EBITDA and operating income expanded as a result of increased demand for value added products, brown label ATMs in India and network expansion. Operating income also reflects a non-cash gain related to the reduction of contingent consideration on an acquisition. Adjusted operating income has been presented to exclude this non-cash accounting gain.

Transactions were flat and ATMs expanded 2% versus the same quarter last year as a result of growth in Serbia, Pakistan, Greece, Romania, China, India and Poland, largely offset by declines stemming from the previously announced contract termination by IDBI bank in India. The IDBI agreement had contributed a substantial number of transactions and ATMs, but added minimal revenue or operating profit. Excluding the termination of the contract in India, transactions and ATMs would have grown 10% and 13%, respectively.

Revenue, adjusted operating income and adjusted EBITDA growth outpaced transactions and ATMs due to seasonally higher sales of value added products which earn a higher margin per transaction relative to other EFT products.

The epay Segment reports the following results for the third quarter 2013 compared with the same period of 2012:

•	Revenues of $182.6 million, a 6% increase from $171.6 million (6% increase on a constant currency basis).

•	Operating income of $12.1 million, a 20% increase from $10.1 million (19% increase on a constant currency basis).

•	Adjusted EBITDA of $16.1 million, a 7% increase from $15.1 million (6% increase on a constant currency basis).

•	Transactions of 269 million, a 3% decrease from 277 million.

•	Point of sale ("POS") terminals of approximately 636,000 as of September 30, 2013, a 1% increase from approximately 631,000.

•	Retailer locations of approximately 291,000 as of September 30, 2013, a 4% decrease from approximately 304,000.

Revenue, operating income and adjusted EBITDA increases reflect growth in non-mobile content sales, particularly in Germany, expansion from sales of value added products in the U.S. and the November 2012 acquisition of ezi-pay in New Zealand. Partially offsetting this growth were declines in Australia and the Middle East, as well as start-up costs in Turkey and Russia. The increase in operating income also includes a benefit from lower intangible amortization expense due to the value of certain intangible assets being fully amortized. Excluding the benefit of reduced intangible amortization expense, operating income growth was consistent with revenue and adjusted EBITDA growth.

Transactions declined 3% year-over-year as a result of fewer low-margin transactions from the Middle East, partially offset by growth in the U.S., India and Germany. Retailer locations declined due the rationalization of sites in the U.S. with marginal volume.

The Money Transfer Segment reports the following results for the third quarter 2013 compared with the same period of 2012:

•	Revenues of $95.3 million, a 19% increase from $80.0 million (17% increase on a constant currency basis).

•	Operating income of $7.5 million, a 21% increase from $6.2 million (21% increase on a constant currency basis).

•	Adjusted EBITDA of $12.0 million, a 10% increase from $10.9 million (10% increase on a constant currency basis).

•	Total transactions of 8.9 million, an 11% increase from 8.0 million.

•	Network locations of approximately 207,000 as of September 30, 2013, a 22% increase from approximately 170,000.

Revenue, operating income and adjusted EBITDA growth was driven by an 11% increase in total transactions. Transactions increased as a result of sales efforts and continued expansion of the network, which grew 22% compared with the same quarter last year. Operating income and adjusted EBITDA growth was partially offset by costs incurred to launch digital products.

Money transfers grew 17% in the quarter, with increases across all send markets. U.S.-initiated transfers increased 17% year-over-year, including a 14% increase in transfers to Mexico and a 19% increase to non-Mexico locations. Non-U.S. transfers grew 18%.

Corporate and Other reports $8.9 million of expense for the third quarter 2013 compared with $6.6 million for the third quarter 2012. The increase in corporate expense is primarily attributable to short- and long-term incentive compensation expense related to improved Company performance and one-time prior year related contingencies.

Balance Sheet and Financial Position
Unrestricted cash on hand was $244.5 million as of September 30, 2013, compared to $189.9 million as of June 30, 2013. Cash increased primarily as a result of cash flows generated from operations and working capital changes related to the timing of settlements within our epay and money transfer businesses, partially offset by debt payments. Total indebtedness was $250.1 million as of September 30, 2013, compared to $295.5 million as of June 30, 2013.

Guidance
The Company currently expects adjusted cash earnings per share for the fourth quarter 2013, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.57.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, adjusted EBITDA, adjusted operating income and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding goodwill and acquired intangible asset impairment charges, changes in the value of acquisition contingent consideration and non-recurring items that are considered expenses under U.S. GAAP.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(4) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 23, 2013, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,795 ATMs, approximately 68,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 43 countries; card software solutions; a prepaid processing network of approximately 636,000 POS terminals at approximately 291,000 retailer locations in 35 countries; and a consumer-to-consumer money transfer network of approximately 207,000 locations serving 134 countries. With corporate headquarters in Leawood, Kansas, USA, and 52 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2013	2012

Revenues	$360.6	$316.4

Operating expenses:
Direct operating costs	223.6	200.4
Salaries and benefits	52.9	45.6
Selling, general and administrative	33.2	30.0
Acquisition-related contingent consideration gain	(19.3)	—
Depreciation and amortization	14.9	16.2
Total operating expenses	305.3	292.2
Operating income	55.3	24.2

Other income (expense):
Interest income	0.5	0.9
Interest expense	(2.8)	(5.6)
Income from unconsolidated affiliates	—	0.2
Gain on sale of investment	2.8	—
Foreign currency exchange gain	2.9	1.4
Total other income (expense), net	3.4	(3.1)
Income before income taxes	58.7	21.1

Income tax expense	(10.7)	(6.8)

Net income	48.0	14.3
Net (income) loss attributable to noncontrolling interests	(0.1)	0.3
Net income attributable to Euronet Worldwide, Inc.	$47.9	$14.6

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.92	$0.28

Diluted weighted average shares outstanding	52,200,472	51,597,319

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2013	December 31,
	(unaudited)	2012

ASSETS
Current assets:
Cash and cash equivalents	$244.5	$201.4
Restricted cash	63.1	71.7
Inventory - PINs and other	61.3	101.2
Trade accounts receivable, net	317.9	370.8
Other current assets, net	58.2	68.1

Total current assets	745.0	813.2

Property and equipment, net	111.9	115.5
Goodwill and acquired intangible assets, net	608.2	565.2
Other assets, net	49.4	57.6

Total assets	$1,514.5	$1,551.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$614.5	$686.7
Short-term debt obligations	11.4	10.0

Total current liabilities	625.9	696.7

Debt obligations, net of current portion	235.3	286.7
Capital lease obligations, net of current portion	3.4	4.6
Deferred income taxes	20.3	22.0
Other long-term liabilities	16.1	14.9

Total liabilities	901.0	1,024.9

Equity	613.5	526.6

Total liabilities and equity	$1,514.5	$1,551.5

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$48.0

Add: Income tax expense					10.7
Deduct: Total other income, net					(3.4)

Operating income (expense)	$44.6	$12.1	$7.5	$(8.9)	55.3

Deduct: Acquisition-related contingent consideration gain	(19.3)	—	—	—	(19.3)
Adjusted operating income (expense) (1)	25.3	12.1	7.5	(8.9)	36.0

Add: Depreciation and amortization	6.3	4.0	4.5	0.1	14.9
Add: Share-based compensation	—	—	—	2.9	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$31.6	$16.1	$12.0	$(5.9)	$53.8

	Three months ended September 30, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$14.3

Add: Income tax expense					6.8
Add: Total other expense, net					3.1

Operating income (expense)	$14.5	$10.1	$6.2	$(6.6)	24.2

Add: Depreciation and amortization	6.4	5.0	4.7	0.1	16.2
Add: Share-based compensation	—	—	—	2.2	2.2

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$20.9	$15.1	$10.9	$(4.3)	$42.6

(1) Adjusted EBITDA and adjusted operating income are non-GAAP measures that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2013	2012

Net income attributable to Euronet Worldwide, Inc.	$47.9	$14.6
3.5% convertible debt interest and amortization of issuance costs, net of tax(1)	—	3.7
Earnings applicable for common shareholders -- cash earnings per share	47.9	18.3

Foreign currency exchange gain, net of tax	(2.8)	(1.4)
Intangible asset amortization, net of tax	3.4	4.4
Share-based compensation, net of tax	2.7	2.0
Acquisition-related contingent consideration gain	(19.3)	—
Gain on sale of investment	(2.8)	—
Non-cash GAAP tax expense	0.3	0.4

Adjusted cash earnings(2)	$29.4	$23.7

Adjusted cash earnings per share - diluted(2)	$0.56	$0.42

Diluted weighted average shares outstanding	52,200,472	51,597,319

Effect of assumed conversion of convertible debentures(1)	—	4,235,136
Effect of unrecognized share-based compensation on diluted shares outstanding	547,746	673,037
Adjusted diluted weighted average shares outstanding	52,748,218	56,505,492

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.
Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the three months ended September 30, 2012, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost is excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.